EXHIBIT 2.2

                              STOCK SALE AGREEMENT

     THIS STOCK SALE AGREEMENT (the "Agreement") is entered into as of the 19th day of May, 2000, by and between LiL Marc, Inc., a Nevada corporation the ("Seller"); and Alewine Limited Liability Company, a Nevada limited liability company ("Buyer").

                                    RECITALS

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, one million (1,000,000) shares of LILM, Inc. ("LILM") common stock representing one hundred percent (100%) of the issued and outstanding shares of LILM capital stock; and

     WHEREAS, in exchange for the 1,000,000 share of LILM common stock, Buyer shall pay to Seller consideration consisting of 100,000 shares of Seller's issued and outstanding common stock.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, representations and warranties contained herein, the parties hereto do hereby agree as follows:

     1. Seller hereby agrees to sell, transfer and assign to Buyer, or its designee, all rights, title and ownership interest in one million (1,000,000) shares of LILM common stock, represented by stock certificate numbered 1001, and which shares represent 100% of the issued and outstanding shares of LILM common stock. In consideration for the aforementioned LILM shares, Buyer agrees to transfer and assign to Seller all of Buyer's rights, title and ownership interest in one hundred thousand (100,000) shares of Seller's common stock represented by stock certificates numbered 0579 and 0619, and which shares are to be valued, as agreed upon by the parties hereto, at Twenty Five Cents ($0.25) per share.

     2 Upon execution of this Agreement, Seller agrees to deliver to the Escrow Agent, as defined herein, together with this Agreement, the stock certificates of LILM common stock referred to in paragraph 1 above, duly endorsed so as to transfer all ownership interest therein to Buyer. Simultaneous with the delivery by Seller of the LILM stock certificate to the Escrow Agent, Buyer shall deliver to the Escrow Agent the stock certificates representing the 100,000 shares of Seller's common stock, duly endorsed so as to transfer all ownership interest therein to Seller. Payment by Buyer to Seller of the 100,000 shares of Seller's common stock shall be deemed full consideration for the purchase of the LILM common stock.

     3. Seller agrees to convey, transfer and assign to LILM any and all rights and title that Seller might possess to the "LiL Marc" name and LiL Marc product. The parties agree that Seller may use the name as its corporate name until such time as Seller enters into a merger, acquisition or other business combination, or there is a change in control of Seller.

     4. Upon execution of this Agreement, the parties hereto will simultaneously enter into an Escrow Agreement with Leonard E. Neilson, Attorney at Law ("Escrow Agent"). A copy of the Escrow Agreement is annexed hereto as Attachment "A" and by this reference made a part hereof. The Escrow Agreement will provide for the Escrow Agent to hold in escrow the shares of LILM common stock and Seller's common stock until the Closing of this Agreement as set forth below and in the Escrow Agreement.


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     5. The  Closing of this  Agreement  shall take place at the  offices of the
Escrow Agent, 8160 South Highland Drive, Suite 209, Sandy, Utah 84093, or such other location as mutually agreed on by the parties, and at such time and date as the parties hereto shall agree upon and shall set forth in the Escrow Agreement.

     6. Seller represents that upon the Closing of the Agreement, the 100,000 shares of LiL Marc, Inc. common stock it receives from Buyer hereunder shall be returned to the treasury of Seller and canceled.

     7. Buyer hereby represents (i) that it owns all rights, title and ownership interest in the 100,000 shares of LiL Marc, Inc. common stock to be delivered to Seller pursuant to this Agreement, free and clear of any liens, claims, liabilities or encumbrances; (ii) that Buyer has the full right and authority to enter into this Agreement and transfer, assign and deliver its shares of LiL Marc, Inc. common stock as set forth herein; and (iii) that when Seller acquires the 100,000 shares pursuant to this Agreement, it will own such shares free and clear of any and all liens and encumbrances and will own sole right, title and ownership interest to such 100,000 shares. Said shares of LiL Marc, Inc. common stock are deemed restricted securities as defined by the Securities Act of 1933, as amended.

     8. Seller and Buyer acknowledge and agree that Seller makes no representations and/or warranties regarding the 1,000,000 shares of LILM common stock being sold to Buyer pursuant to this Agreement, nor as to LiL Marc, Inc. and/or its assets. Buyer agrees that it is acquiring the LILM common stock on an "as is" basis and waives any and all claims against Seller following the closing of this Agreement. Buyer further agrees to indemnify and hold harmless Seller from any and all claims and/or liabilities relating to any activity of LILM or LiL Marc, Inc.

     9. This Agreement shall be governed by the laws of the State of Nevada.

     10. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties, except that Buyer shall have the right, without prior consent of Seller, to designate a party to receive the 1,000,000 shares of LILM common stock.

     11. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document. The delivery by facsimile or an executed counterpart of this Agreement shall be deemed to be an original and shall have the full force and effect of an original executed copy.

     12. This Agreement may be amended only upon the approval of the parties hereto and by an instrument in writing, signed on behalf of each party. No amendments may be made which substantially and adversely change the terms hereof.

     By executing this Agreement, Seller and Buyer hereby agree to the terms set forth herein.

 Dated: As of May 19, 2000

           "Seller"                                       "Buyer"
        LiL Marc, Inc.                        Allewine Limited Liability Company


By: /s/ George I. Norman III                  By: /s/ George I. Norman III
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Its:                                          Its:
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